EXHIBIT 4



                          SECOND SUPPLEMENTAL INDENTURE




                            DATED AS OF MAY 27, 1997


                                     BETWEEN



                            THE FORTRESS GROUP, INC.


                                       AND



                       IBJ SCHRODER BANK & TRUST COMPANY,
                                     TRUSTEE


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                          SECOND SUPPLEMENTAL INDENTURE


        SECOND SUPPLEMENTAL INDENTURE (this "Supplemental Indenture") dated as of May 27, 1997 between THE FORTRESS GROUP, INC., a Delaware corporation (the
A "Company") and IBJ SCHRODER BANK & TRUST COMPANY, a banking organization under the laws of New York, as trustee (the A "Trustee").


                             RECITALS OF THE COMPANY

        WHEREAS, the Company issued its 13.75% Senior Notes due 2003 in the aggregate principal amount of $100,000,000 (the "Securities") pursuant to that certain Indenture, dated as of May 21, 1996, between the Company and the Trustee, as supplemented by the First Supplemental Indenture, dated as of May 21, 1996 (the "Indenture"); and

        WHEREAS, the Company desires to amend the Indenture to (i) increase the Company's flexibility to finance current and future operations by permitting borrowing to be incurred by Restricted Subsidiaries, as well as the Company, subject to limitations on incurrence of Indebtedness imposed by (a) the limitation on consolidated Indebtedness and (b) the limitation on Liens; (ii) limit Indebtedness secured by Liens to 65% of Consolidated Tangible Net Assets; and (iii) facilitate the Company's ability to make acquisitions by supplementing the terms of the definition of Coverage Ratio to make clear that the calculation of the Coverage Ratio includes, on a pro forma basis, the results of acquired companies and businesses; and

        WHEREAS, pursuant to Section 12.2 of the Indenture, the Company and the Trustee, with the consent of the Holders of at least a majority in principal amount of the Outstanding Securities, may amend the Indenture; and

        WHEREAS, pursuant to a consent solicitation by the Company dated April 25, 1997, as supplemented by a supplemental consent solicitation dated May 15, 1997, the Holders of at least a majority in principal amount of the Outstanding Securities have consented to this Supplemental Indenture;

        NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein set forth, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

        SECTION 1.1. Capitalized Terms. Except as provided in this Article I, any capitalized terms used in this Supplemental Indenture and not otherwise defined herein shall have the same

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meanings as set forth in the Indenture.


        SECTION 1.2. Definitions. Article I of the Indenture is hereby amended to add to or revise the definitions therein as follows:

         "Consolidated Fixed Charge Coverage Ratio" of the Company means, with respect to any determination date, the ratio of (i) Consolidated Cash Flow Available for Fixed Charges of the Company for the prior four full fiscal quarters for which financial results have been reported immediately preceding the determination date, to (ii) the aggregate Consolidated Interest Incurred of the Company for the prior four fiscal quarters for which financial results have been reported immediately preceding the determination date. If the Company or any Restricted Subsidiary incurs, assumes, guaranties or redeems (other than borrowings under the Existing Credit Facility or other short-term Indebtedness in the ordinary course of business) any Indebtedness or issues or redeems any Disqualified Stock at any time during the four full fiscal quarters prior to a determination date or between the conclusion of the last full fiscal quarter and a determination date, then the Consolidated Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guaranty, issuance or redemption, as if the same had occurred at the beginning of such four full fiscal quarters. In addition, for the purposes of making the computation referred to above, acquisitions that have been made by the Company or any Restricted Subsidiary, including through merger, consolidation or purchase of assets and including any related financing transaction, at any time during the four full fiscal quarters prior to a determination date or between the conclusion of the last full fiscal quarter and a determination date shall be given pro forma effect as if the same had occurred at the beginning of such four full fiscal quarters, except that Consolidated Cash Flow Available for Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded and Consolidated Interest Incurred attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded, but only to the extent that the obligations giving rise to such Interest Incurred are not Indebtedness of the Company or its Restricted Subsidiaries following the determination date.

         "Permitted Liens" means (i) Liens for taxes, assessments or governmental charges or claims that either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP, (ii) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialman's, repairmen's or other Liens imposed by law and arising in the ordinary course of business and with respect to amounts that, to the extent applicable, either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other

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provisions have been made in accordance with GAAP, (iii) Liens (other than any
Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business in connection with workers, compensation, unemployment insurance and other types of social security, (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress payments, government contracts and other obligations of like nature (exclusive of obligations for the payment of borrowed money), in each case incurred in the ordinary course of business of the Company and its Subsidiaries, (v) attachment or judgment Liens not giving rise to a Default or an Event of Default and which are being contested in good faith by appropriate proceedings, (vi) easements, rights-of-way, restrictions and other similar charges or encumbrances not materially interfering with the ordinary course of business of the Company and its Subsidiaries, (vii) zoning restrictions, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such real property in the ordinary course of business of the Company and its Subsidiaries or the value of such real property for the purpose of such business, (viii) leases or subleases granted to others not materially interfering with the ordinary course of business of the Company and its Subsidiaries, (ix) purchase money mortgages (including, without limitation, Capitalized Lease Obligations and Indebtedness and purchase money security interests), (x) Liens securing Refinancing Indebtedness, provided that such refinanced Indebtedness was secured and that the assets covered by the Liens securing such Refinancing Indebtedness are the same as or similar to, and not greater in value than, the assets which secured such refinanced Indebtedness, (xi) Liens securing Indebtedness of the Company and its Restricted Subsidiaries; provided that, at the time any such Indebtedness is Incurred, the aggregate amount of Indebtedness of the Company secured by Liens and Indebtedness of Restricted Subsidiaries whether or not secured by Liens will not exceed 65 percent of Consolidated Tangible Net Assets (calculated giving pro forma effect to any incurrence, assumption, guaranty, issuance or redemption (other than borrowings under the Existing Credit Facility or other short term Indebtedness in the ordinary course of business) of any Indebtedness, to any issuance or redemption of Capital Stock or acquisition by the Company or any Restricted Subsidiary after the end of the last full fiscal quarter), (xii) any interest in or title of a lessor to property subject to any Capitalized Lease Obligations incurred in compliance with the provisions of this Indenture, (xiii) Liens existing on the Issue Date, including, without limitation, Liens securing Existing Indebtedness, (xiv) any option, contract or other agreement to sell an asset; provided such sale is not otherwise prohibited under this Indenture, (xv) Liens securing Non-Recourse Indebtedness of the Company or a Restricted Subsidiary thereof, (xvi) Liens on property or assets of any Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary owing to the Company or one or more Restricted Subsidiaries, (xvii) Liens securing Indebtedness of an Unrestricted Subsidiary, (xviii) any right of a lender or lenders to which the Company or a Restricted Subsidiary may

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be indebted to offset against, or appropriate and apply to the payment of, such
Indebtedness any and all balances, credits, deposits, accounts or monies of the Company or a Restricted Subsidiary with or held by such lender or lenders and
(xix) any pledge or deposit of cash or property in conjunction with obtaining surety and performance bonds and letters of credit required to engage in constructing on-site and off-site improvements required by municipalities or other governmental authorities in the ordinary course of business of the Company by the Company or any Restricted Subsidiary.

                                   ARTICLE II

                                 THE SECURITIES

        SECTION 2.1. Limitations on Restricted Payments. Section 5.12 of the Indenture is hereby amended and restated to read as follows:

               (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Restricted Payment, directly or indirectly, after the Issue Date of the Securities if at the time of such Restricted Payment:

                       (i) the amount of such Restricted Payment (the amount of
               such Restricted Payment, if other than in cash, will be determined by the Board of Directors of the Company), when added to the aggregate amount of all Restricted Payments made after the Issue Date of the Securities, exceeds the sum of: (1) 50 percent of the Company's Consolidated Net Income accrued during the period (taken as a single period) since January 1, 1996 (or, if such aggregate Consolidated Net Income is a deficit, minus 100 percent of such aggregate deficit), plus (2) the net cash proceeds derived from the issuance and sale of Capital Stock of the Company and its Restricted Subsidiaries that is not Disqualified Stock (other than a sale to a Subsidiary of the Company) after the Issue Date of Securities but only to the extent not applied under clause (c) of the definition of Restricted Payments set forth in Section 1.2 hereof, plus (3) 100 percent of the principal amount of any Indebtedness of the Company or a Restricted Subsidiary that is converted into or exchanged for Capital Stock of the Company that is not Disqualified Stock, plus (4) 100 percent of the aggregate amounts received by the Company or any Restricted Subsidiary upon the sale, disposition or liquidation (including by way of dividends or other return of capital) of any Investment but only to the extent (x) not included in Consolidated Net Income pursuant to clause (2) above and (y) that the making of such Investment constituted a Restricted Investment made pursuant to this Section 5.12(a)(i), plus (5) 100 percent of the principal amount of, or if issued at a discount the accreted value of, any Indebtedness or other obligation that is the subject of a guaranty by the Company which is

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              released after the Issue Date of the Securities, but only to the extent that the granting of such guaranty constituted a Restricted Payments under the definition set forth in Section 1.2 hereof; or

                       (ii) the Company or its Restricted Subsidiaries would be
               unable to incur an additional $1.00 of Indebtedness under the Consolidated Fixed Charge Coverage Ratio contained in the covenant set forth in Section 5.13(a) hereof; or

                       (iii) a Default or Event of Default has occurred and is
               continuing or occurs as a consequence thereof.

               (b) Notwithstanding the foregoing, the provisions of this Section
        5.12 will not prevent: (i) the payment of any dividend within 60 days after the date of declaration thereof if the payment thereof would have complied with the limitations of this Indenture on the date of declaration or (ii) retirement of shares of the Company's Capital Stock or the Company's or a Subsidiary of the Company's Indebtedness for, in exchange for, or out of the proceeds of a substantially concurrent sale (other than a sale to a Subsidiary of the Company) of, other shares of its Capital Stock (other than Disqualified Stock).

        SECTION 2.2. Limitations on Additional Indebtedness. Section 5.13 of the Indenture is hereby amended and restated to read as follows:

               (a) The Company will not, and will not permit any of its Restricted Subsidiaries to Incur any Indebtedness (other than Indebtedness between the Company and its Restricted Subsidiaries which are Wholly Owned Subsidiaries or among such Restricted Subsidiaries which are Wholly Owned Subsidiaries), including Acquisition Debt, unless, after giving effect thereto and the application of the proceeds therefrom, the Company's Consolidated Fixed Charge Coverage Ratio on the date thereof would be at least 2.0 to 1.0.

               (b) Notwithstanding the foregoing, the provisions of this Indenture will not prevent: (i) in addition to the Indebtedness permitted to be Incurred under clauses (ii) and (iii) of this sentence and Indebtedness permitted to be Incurred under Section 5.13(a) hereof, the Company or any Restricted Subsidiary from Incurring (A) Refinancing Indebtedness, (B) Non-Recourse Indebtedness and (C) Indebtedness Incurred for working capital purposes or to finance the acquisition, holding or development of property by the Company and its Restricted Subsidiaries (including, without limitation, the financing of any related interest reserve) in the ordinary course of business in an aggregate amount at any one time outstanding not to exceed $50,000,000 (excluding any Indebtedness referred to in Section 5.13(a) hereof and subclauses (i)(A), (i)(B), (ii) and (iii) of this Section 5.13(b)), less the amount of any

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        Indebtedness repaid pursuant to Section 5.11 (a)(ii)(A) hereof, provided that until June 30, 1997, the incurrence of such indebtedness for the refinancing of Acquisition Debt other than Existing Debt shall be no more than $25,000,000 unless the Company's Consolidated Fixed Charge Coverage Ratio exceeds 1.75 to 1, (ii) Unrestricted Subsidiaries from Incurring Indebtedness, (iii) the Company and its Restricted
        Subsidiaries from Incurring Indebtedness under any deposits made to secure performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress statements, government contracts and other obligations of like nature (exclusive of the obligation for the payment of borrowed money), in each case incurred in the ordinary course of business of the Company or the Restricted Subsidiary consistent with past practice and (iv) Restricted Subsidiaries from guaranteeing Indebtedness of the Company or another Restricted Subsidiary; provided that the tangible net assets of all Restricted Subsidiaries guaranteeing Indebtedness of the Company or other Restricted Subsidiaries (other than Indebtedness Incurred from time to time under the Existing Credit Facility) at the end of the fiscal quarter immediately preceding the date of Incurring any such guaranty, as determined in accordance with GAAP, shall not exceed 10% of the Company's Consolidated Tangible Net Assets.

        SECTION 2.3. Restrictions on Restricted Subsidiary Indebtedness. Section
5.14 of the Indenture is hereby amended and restated to read as follows:

               The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to Incur any additional Indebtedness after the Issue Date of the Securities other than: (i) Refinancing Indebtedness,
        (ii) Non-Recourse Indebtedness, (iii) Indebtedness to the Company, (iv) any deposits made to secure performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress statements, government contracts, and other obligations of like nature (exclusive of the obligation for the payment of borrowed money), in each case Incurred in the ordinary course of business of the Restricted Subsidiary, (v) any guaranty of Indebtedness of the Company or another Restricted Subsidiary; provided that the tangible net assets of all Restricted Subsidiaries guaranteeing Indebtedness of the Company or other Restricted Subsidiaries at the end of the fiscal quarter immediately preceding the date of Incurring any such guaranty, as determined in accordance with GAAP, shall not exceed 10% of the Company's Consolidated Tangible Net Assets and (vi) other Indebtedness of Restricted Subsidiaries; provided that when such other Indebtedness is incurred by a Restricted Subsidiary such Indebtedness is permitted by Sections 5.13 and 5.18.

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                                   ARTICLE IV

                              CONDITIONS PRECEDENT

        Pursuant to Section 12.2(b) of the Indenture, prior to or concurrently with the execution of this Supplemental Indenture, the Trustee has or will receive the following:

               (i) a Board Resolution of the Company authorizing the execution of this Supplemental Indenture;

               (ii) evidence of the consent to this Supplemental Indenture of the Holders of at least a majority in principal amount of the Outstanding Securities;

               (iii) an Opinion of Counsel as to the matters required by Section
        12.6 of the Indenture; and

               (iv) an Officers' Certificate as to the matters required by
        Section 12.6 and 13.8 of the Indenture.

                                   ARTICLE IV

                                  MISCELLANEOUS

        SECTION 4.1. Ratification and Reaffirmation of Indenture. Except as hereby expressly supplemented or amended, the Indenture shall remain in full force and effect; and the Indenture, as supplemented and amended hereby, is ratified and confirmed.

        SECTION 4.2. No Personal Liability or Accountability. No covenant or agreement contained in this Supplemental Indenture shall be deemed to be the covenant or agreement of any agent or employee of the Company or the Trustee, in his or her individual capacity, and neither the members of the board of directors of the Company nor any officer executing the Securities nor any officer or director of the Trustee shall be liable personally on the Securities or be subject to any personal liability or accountability by reason of the execution and delivery of this Supplemental Indenture.

        SECTION 4.3. Bindinq Effect. This Supplemental Indenture shall inure to the benefit of and shall be binding upon the Company, the Trustee, the holders of the Securities and their respective successors and assigns.

        SECTION 4.4. Execution of Counterparts; Effective Date. This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument; and this Supplemental Indenture shall become effective when at least one counterpart hereof has been executed by each of the parties hereto.

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        SECTION 3.5. Governing Law. This Supplemental Indenture is governed by and shall be construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.






                       SIGNATURES APPEAR ON FOLLOWING PAGE

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        IN WITNESS WHEREOF, the Company has caused this Supplemental Indenture to be signed in its name by its President and Chief Executive Officer and its corporate seal to be hereunto affixed and attested by an authorized officer, and the Trustee has caused this Supplemental Indenture to be signed in its name by one of its officers duly authorized so to sign, all as of the day and year first above written.

(SEAL)                                  THE FORTRESS GROUP, INC.


Attest:                                 By:  /s/ James J. Martell
                                            ------------------------------------
/s/ James M. Pirrello                       Name:  James J. Martell
-------------------------                   Title: President and Chief Executive
James M. Pirrello
Officer
Chief Financial Officer


                                        IBJ SCHRODER BANK & TRUST COMPANY


                                        By: /s/ Luis Perez
                                            ------------------------------------
                                            Name:  Luis Perez
                                            Title: Asst. Vice President